Grandview Capital, Inc.
8201 Peters Road
Suite 1000
Plantation, Fl 33324

January 2, 2008

David Dugas
Chairman, President, and Chief Executive Officer
ESP ENTERPRISES, INC.
P.O. Box 53846,
Lafayette, LA 70505

Mr. Dugas:

This letter is for the purpose of the engagement of Grandview Capital, Inc. (GCI) as a financial consultant to ESP ENTERPRISES, INC. the “Company”) regarding various matters arising in connection with the Company’s business in order for the Company to meet its goals and objectives of maximizing shareholder value. This letter is intended to serve as our engagement agreement (the “Agreement”) to provide such services.

1.	Services. The following are the financial consulting and investment banking services GCI will provide:

•	Assist in the ongoing review and adjustment of the Company’s strategic plan for the growth of the Company’s business and for raising capital.
•	Assist in developing a capital structure plan for stages of capital infusion with valuations for each stage.
•	Facilitate and Manage projects in the company’s behalf with professionals:
m Accountants - Auditors
m Attorneys – Corporate and Securities
m Market Makers – Broker Dealers
•	Assist in preparing updated business plan, evaluating industry, competition, and markets.
•
Assist in developing and implementing a viable exit strategy for the shareholders as a publicly traded company with an initial listing on the OTCBB to be followed by seeking a listing on the American Stock Exchange.

•	Assist in identifying, negotiating, and finalizing strategic relationships.
•	Assist in merger and acquisition transactions (identify candidates, negotiate terms and assist in closing).
•	Provide such other services as may be reasonably determined by both parties and documented in writing.

GCI will provide its best efforts in furnishing the above services and will, in its sole discretion, determine the amount of its time to be devoted to undertaking those services. Services relative to securing or undertaking financing, strategic relationships and merger and acquisition transactions, including the identification of suitable partners and candidates, will be subject to separate agreements and financial arrangements.

In performing its services herein, GCI will be entitled to rely without investigation upon all information that is provided by the Company, and the Company hereby represents that such information will be complete and accurate in all material respects. GCI does not represent or guarantee that the Company will be successful in raising any capital or completing any merger or acquisition transactions.

GCI may, during or subsequent to the term of this Agreement, perform services for any other person or firm without the Company’s prior approval.

Mr. David Dugas
1/2/2008

2.              Related Party Disclosure. Peter Goldstein is a registered Principal, Chairman and Chief Executive Officer of Grandview Capital, Inc., a wholly owned subsidiary of Grandview Capital Partners, Inc., a company which Peter Goldstein is an officer, director and primary shareholder.

3.             Term of Agreement. The term of this Agreement and the commencement of the services of GCI shall commence upon the acceptance of this Agreement as evidenced below (the “Effective Date”) and shall terminate twenty four (24) months thereafter.

4.                Advisory Consulting Fees. The Company shall compensate GCI with the following schedule of payments:

•	$2,500.00 upon signing, and a monthly fee of $2,500 due and payable on the 1st of each month thereafter for (24) months thru December, 2009 for a total of $60,000.00.

•	450,000 shares of the Company’s common stock issued as compensation, in the name of Grandview Capital, Inc. These shares shall be fully paid, non assessable and subject to the following rights:

The company will grant GCI piggy back registration rights for 150,000 shares of its common stock. Furthermore, both parties agree that the remaining 300,000 shares will be issued as restricted securities pursuant to SEC rule 144 resale restrictions.

•
Any termination of this Agreement by the Company prior to its termination date will accelerate the payment of the consulting fee provided herein whether accrued or to be paid over the balance of the term hereof and whether or not the private placement referred to above is completed.

Payment shall be made to:

Domestic Wire Instructions

Wachovia Bank, N.A.
350 E. Las Olas Boulevard Suite 100
Fort Lauderdale, FL 33301

Grandview Capital, Inc. Account: 2000034596960

ABA Number: 063000021

International Wire Instructions
Use the same above instructions and add the

SWIFT Code: PNBPUSP33

Delivery of stock certificates shall be sent to:
Anslow & Jaclin, LLP.
195 Route 9 South, Suite 204
Manalapan, New Jersey 07726
Tel: (732) 409-1212

Mr. David Dugas
1/2/2008

5.              Limitation on Services. As a financial consultant to the Company, GCI will assist the Company as described above but will not act as its agent. Accordingly, while GCI may identify prospective financing sources and target companies and provide information relating to the transaction to such persons at the Company’s request, all business decisions relating to acceptance or rejection of offers, bids or other matters and the negotiation of such terms shall be solely the Company’s responsibility. The Company is also responsible for taking steps to ensure that the transaction is conducted in compliance with all applicable federal and state securities laws (consulting with counsel, if appropriate). In the absence of gross negligence or willful misconduct on the part of GCI, GCI shall not be liable to the Company or to any affiliate, employee, shareholder or creditor of the Company for any act or omission in the course of or in connection with the provision of advice or assistance hereunder.

6.              Reimbursement of Expenses. The Company agrees to reimburse GCI all expenses that are incurred on behalf of the Company, which shall be comprised of reasonable out-of-pocket expenses incurred in connection with the services described herein. As of the date hereof, these expenses include (i) all reasonable travel expenses for Company approved meetings. Expenses will be billed and paid on a monthly basis, when submitted on the first of each subsequent month. GCI shall not incur any single expense above $500.00 without obtaining the Company’s prior written authorization for such charges.

7.              Location of Services. It is understood that GCI’s services will be rendered off-site of the Company.

8.              Miscellaneous:

   A.              Confidentiality. The parties agree that they will cooperate with each other and provide full due diligence, and that all conversations, documentation, or work product will be kept in the utmost confidence. GCI will have the permission to offer, copy, and duplicate any part of the work product of the Company for the limited purpose of its own due diligence examination and for the purpose of introducing the Company to potential financing sources, strategic partners, etc. GCI will obtain the permission of the Company before any confidential information of the Company is delivered to third parties. Any misrepresentation by either party shall constitute a breach of this agreement. Notwithstanding the foregoing, confidential information will not include information: (i) disclosed by GCI pursuant to court order or other legal process; (ii) generally known to and available for use by the public; and (iii) required to be disclosed by GCI to enforce any rights it may have under this agreement.

   B.              Indemnification. It is understood that each party shall be held harmless from any and all legal action resulting from the other’s misstatements, omissions, or errors of an kind and shall be indemnified from any and all direct legal expenses and any and all direct costs, excluding salary and any loss of business such party may incur as a result of the other’s actions.

   C.              Entire Agreement. This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes any prior communications, understandings, and agreements between the parties. This Agreement cannot be modified or changed nor can any of its provisions be waived, except by a writing signed by all parties.

   D.             Governing Law. This Agreement shall be governed by the laws of the State of Florida. Any controversy shall be settled in the appropriate forum located in Broward County, Florida.

   E.             Attorneys' Fees. In the event any litigation or controversy arises out of or in connection with this Agreement between the parties hereto, the prevailing party in such litigation or controversy shall be entitled to recover from the other party or parties all reasonable attorneys' fees, expenses, and suit costs, including those associated with any appellate or post judgment collection proceedings.

   F.              Binding Effect. GCI shall not assign this Agreement in whole or in part, nor any of his rights and obligations hereunder without the prior written consent of the Company.

Mr. David Dugas
1/2/2008

This Agreement shall insure to the benefit of, and be binding upon the parties hereto, and their respective heirs, personal representatives, successors and assigns.

9. Notices. Any and all notices or other communications given under this Agreement shall be in writing and shall be deemed to have been duly given on (1) the date of delivery, if delivered in person to the addressee, (ii) the next business day if sent by overnight courier or by overnight U.S. Express Postal Service, or (iii) three days after mailing, if mailed within the continental United States, postage prepared, by certified mail, return receipt requested, to the party entitled to receive same, at his or its address set forth below.

Company:	ESP Enterprises, Inc.
P.O. Box 53846,
Lafayette, LA 70505 Attention: David Dugas

GCI:	Grandview Capital, Inc.
8201 Peters Road, Suite 1000
Plantation, Florida 33324
Attention: Peter Goldstein

The parties may designate by notice to each other any new address for the purposes of this Agreement as provided in this Section 9.

If the foregoing letter is in accordance with our understanding of the terms of our engagement, please sign, date, and return your signature to us via facsimile with an original via mail.

Very truly yours,

GRANDVIEW CAPITAL, INC.

By: /s/ Peter Goldstein
Peter Goldstein
Registered Principal, Chairman and
Chief Executive Officer

cc: Bridget Van Fleet – Bailey
      Registered Principal, President

AGREED AND ACCEPTED: ESP ENTERPRISES, INC

By:   ________________________________________________
David Dugas, Chairman, President and Chief Executive Officer

Date: